Exhibit 99.1

SUPPLEMENT TO CORPORATE COMPLIANCE STOCK TRADING POLICY

1.Reference is made to the Corporate Compliance Stock Trading Policy (the “Trading Policy”) of OneSpan Inc. (the “Company”), which applies to all transactions involving securities issued by or related to the Company (“Company Securities”). All capitalized terms used but not defined in this Supplement to Corporate Compliance Stock Trading Policy (this “Supplement”) shall have the definitions given to such terms in the Trading Policy.

2.For purposes of this Supplement, “Director” shall mean a member of the Company’s board of directors (the “Board”); an “Immediate Family Member” of a Director shall mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such Director, and any person (other than a tenant or employee) sharing the household of such Director; and “Affiliate” of a Director shall mean any entity that, directly or indirectly, controls, is controlled by or is under common control with such Director.

3.No Director, no Immediate Family Member of any Director and no Affiliate of any Director shall, at any time while such Director is serving on the Board or within 10 days after such Director ceases to serve on the Board (other than due to such Director’s death or disability or such Director’s failure to be elected by the stockholders of the Company after being nominated for re-election by the Board), sell, transfer or otherwise dispose of any Company Securities without the prior approval of the Board.

4.The Board shall determine, in its sole discretion, the consequences of any violation of this Supplement. Such consequences may include the forfeiture of any compensation for service on the Board during the year during which such violation occurred.

5.Except as expressly modified by this Supplement, all of the terms of the Trading Policy shall continue to apply.

6.This Supplement shall be effective as of August 19, 2020 and shall terminate on August 19, 2022.

121 West Wacker Drive, Suite 2050, Chicago, Illinois 60601 USA . OneSpan.com	August 19, 2020